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                             CONTACT:  Media                  Investors
                                       -----                  ---------
                                       Barry N. Winslow       Cynthia W. Lee
                                       (313) 769-8300, x4202  (612) 475-7936
         [LOGO]                        Elizabeth Anders       Ann Storberg
                                       (612) 475-7938         (612) 475-7940

                                       FOR IMMEDIATE RELEASE


                   GREAT LAKES BANK FOCUSES EXPANSION IN MICHIGAN;
                OHIO BRANCHES AND DEPOSITS SOLD TO FIFTH THIRD BANCORP

    MINNEAPOLIS, May 23, 1997 -- TCF Financial Corporation (TCF) (NYSE:TCB) today announced that its subsidiary Great Lakes National Bank Michigan, Ann Arbor, will open five bank branches in The Kroger Company of Michigan stores (Kroger). In addition, TCF announced an agreement to sell the branches and $130 million in deposits of Great Lakes National Bank Ohio, Hamilton, to Fifth Third Bancorp (Nasdaq--NNM:FITB), Cincinnati, for $11 million. Pending regulatory approval, the sale is expected to close in the third quarter.
    "With $2 billion in assets and 56 branches in Michigan, Great Lakes Bank is a well-known Michigan name with an identifiable market share. Further expansion here makes strategic sense," said Great Lakes Bank President and Chief Executive Officer Barry N. Winslow. "Although both the Ohio and Michigan markets show great potential, it's more economically feasible to focus growth in our stronger market," said Winslow.
    Great Lakes Bank Michigan will open branches in five Kroger stores over the next 12 months. Four of the in-store branches will be in suburban metropolitan Detroit and one in Jackson, Mich. Great Lakes Bank Michigan currently has four branches in Super Kmart stores in Michigan, and plans to open a branch in September in the Super Kmart store currently under construction in Canton, Michigan. The expansion will give Great Lakes Bank Michigan 10 in-store branches.
    The Kroger Company is the largest grocery retailing company in the United States based on annual sales. It operates more than 1,300 stores in 28 states, of which 84 stores are in Michigan.
    Great Lakes Bank Ohio has eight branches: three in Hamilton, one in Fairfield, one in West Chester, and three branches in Cub Foods stores in Columbus, Dublin, and Reynoldsburg. Cub Foods earlier announced the sale of these three stores to Kroger; the transaction is expected to be completed in September.
                                        -more-

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    The loan portfolio of Great Lakes Bank Ohio will be transferred to Great
Lakes Bank Michigan, and lending employees will have the option to relocate to Great Lakes Bank Michigan branches or to TCF's consumer finance company offices in Ohio. Fifth Third has agreed to retain the other Great Lakes Bank Ohio employees.
    TCF is a $7 billion national bank holding company based in Minneapolis. Its bank subsidiaries operate in Minnesota, Illinois, and Wisconsin as TCF National Bank and in Michigan and Ohio as Great Lakes National Bank. Other TCF affiliates include consumer finance, mortgage banking, title insurance, annuity and mutual fund sales companies.
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